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                                                  Contact:  Roy Winnick
                                                            Kekst and Company
                                                            (212) 521-4842


          HICKS, MUSE, TATE & FURST'S ATRIUM CORPORATION TO MERGE WITH PLY GEM INDUSTRIES, INC. IN TRANSACTION VALUED AT $482 MILLION

              -- COMBINATION WILL CREATE BUILDING PRODUCTS COMPANY
                WITH ANNUAL SALES OF APPROXIMATELY $1 BILLION -

DALLAS and NEW YORK, June 25, 1997 -- Hicks, Muse, Tate & Furst Incorporated, a leading private investment firm, and Atrium Corporation, a leading manufacturer and distributor of residential windows and doors that was acquired by Hicks Muse in November 1996, today announced the signing of a definitive agreement to merge a subsidiary of Atrium with PLY GEM Industries, Inc. (NYSE: PGI), a major national manufacturer and distributor of building and home improvement products used primarily in the remodeling and new construction of residential properties.

The transaction, which was approved by the boards of directors of both Atrium and PLY GEM and which the parties expect to complete by September, is valued at approximately $482 million. Under the terms of the definitive agreement, a subsidiary of Atrium will merge with PLY GEM in a transaction pursuant to which PLY GEM shareholders will receive consideration of $18.75 per share in cash.

The combined enterprise will have annual sales of approximately $1 billion. The company will enjoy a leading position as a national manufacturer of window, door and siding products used in the remodeling and now construction of residential properties. The company will be the second-largest manufacturer of windows and doors in the country and one of the premier manufacturers of vinyl siding, among the fastest-growing products in the building products industry. Within the window and door market, the company will be one of the largest manufacturers of vinyl windows and doors, the fastest-growing segment of the window and door market.

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John R. Muse, Chairman of the Board of Atrium and a Partner and Chief Operating
Officer of Hicks Muse, said: "We acquired Atrium this past November with the intent of pursuing a buy-and-build strategy to strengthen and diversify the company. The PLY GEM merger achieves our objective of creating a market leader which is national in scope and has a diversified product line and customer base. We believe there are tremendous synergies in combining these two companies, which have highly complimentary manufacturing, distribution and management. With the foundation we have now established, and the managerial talent of the combined businesses, we look forward to continuing our consolidation of related companies in the building products sector."

Randall Fojtasek, President and Chief Executive Officer of Atrium, who will become Vice Chairman of the combined company, said: "This transaction transforms Atrium from a strong regional window and door manufacturer to a national manufacturer of a broader range of value-added home improvement offerings. We are excited about this transaction and are ready to begin a new chapter in the history of our company."

Dana R. Snyder, President and Chief Operating Officer of PLY GEM, who upon completion of the transaction will become President and Chief Executive Officer of the combined company, said: "Over the past two years, we have made significant progress in enhancing our operational efficiency, rationalizing product offerings and expanding our presence into high-growth product segments such as vinyl siding and vinyl windows and doors. Atrium will further broaden our product offering and provide valuable presence in the high-growth southern regions of the United States. We look forward to partnering with Atrium and Hicks Muse in providing our combined customers with a broad offering of high-quality products and programs."

Atrium Corporation manufactures aluminum, vinyl and wood windows and doors, which it sells under the highly recognized "Atrium," "Skotty," "H-R," "KBP," and "Bishop" brand names. Atrium is one of the two largest aluminum window manufacturers in its primary markets, which include the southern, southeastern and southwestern regions of the United States, Headquartered in Dallas, the company also has operations in Houston, Phoenix, Las Vegas, Clinton, Mass., and Bridgeport, Conn.


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Headquartered in New York City, PLY GEM Industries, Inc., manufactures and distributes a wide variety of products including vinyl and wood windows and doors, vinyl siding and accessories, skylights, specialty wood products, wall coverings, tile and other hard surface flooring products, and related home decor and improvement products. PLY GEM's products are sold through the leading national retail home centers, lumber yards and one and two step specialty distributors. Its brands include Crestline, Vetter, Great Lakes, Variform, Richwood, PLY GEM, Uniframe and Kenergy,

The combined enterprise will employ approximately 5,700 people in more than twenty-five states.

In addition to PLY GEM shareholder approval, completion of the transaction is subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary closing conditions.

Chase Securities, Inc. initiated the transaction and served as advisor to Hicks Muse and Atrium. The Chase Manhattan Corporation is arranging the financing for the transaction. PLY GEM was advised by Furman Selz, which has rendered an opinion to the PLY GEM board that the transaction is fair to the PLY GEM shareholders from a financial point of view.

Since 1989, Hicks, Muse, Tate & Furst Incorporated has completed, or currently has pending, more than 100 transactions with an aggregate capital value in excess of $20 billion. The firm has offices in Dallas, New York City, St. Louis and Mexico City.

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